NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COOPER-STANDARD HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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	(2)	Form, Schedule or Registration Statement No.:

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On April 11, 2011, Cooper-Standard Holdings Inc. filed a Proxy Statement on Schedule 14A (the “Proxy Statement”) relating to its Annual Meeting of Stockholders to be held on May 10, 2011 (the “Annual Meeting”). On page 11, the Proxy Statement notes that as of the March 31, 2011 record date for the Annual Meeting, there were 18,389,212 shares of common stock outstanding and that each such share is entitled to one vote on each proposal to be considered at the Annual Meeting. In addition to these shares of outstanding common stock, as of the record date, there were 1,052,444 shares of the Company’s 7% cumulative participating convertible preferred stock outstanding. These shares of convertible preferred stock, pursuant to their terms, are entitled to be voted together with the common stock, and not separately as a class, on all matters on which the holders of shares of common stock have the right to vote. The holders of the convertible preferred stock are entitled to one vote for each share of common stock that would be issuable on conversion of a share of convertible preferred stock. As of the record date, the outstanding shares of convertible preferred stock were convertible into 4,515,815 shares of common stock (or 4.290788 shares of common stock per share of preferred stock).

The Proxy Statement shall be deemed amended to reflect the above information.